Exhibit 99.1

Inventure Foods Reports Fourth Quarter and Fiscal 2015 Financial Results

PHOENIX, March 3, 2016 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, today reported financial results for the fourth quarter and fiscal year ended December 26, 2015.

Fourth Quarter 2015 Highlights:

•                  Consolidated net revenues decreased 6.9% to $68.7 million, excluding the Fresh Frozen business, consolidated net revenues decreased 2.0%

•                  Boulder Canyon net revenues decreased 4.6% due to reduced promotional activity

•                  Snack premium private label net revenues increased 17%

•                  Rader Farms branded net revenues increased 20.7%

Fiscal Year 2015 Highlights

•                  Consolidated net revenues decreased 1.1% to $282.6 million, excluding the Fresh Frozen business since the product recall, consolidated net revenues increased 5.9%

•                  Boulder Canyon net revenues increased 17.9%

•                  Snack premium private label net revenues increased 32.0%

•                  Frozen berries net revenues increased 4.1%; Rader Farms branded net revenues increased 28.7%

(All comparisons above are to the fourth quarter and fiscal year 2014)

“We continued to experience operational challenges in the quarter, however, we were still able to end the year with a solid increase in the Snack segment with net revenues up approximately 9%, driven by strong Boulder Canyon and premium private label growth,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “We continue to believe the headwinds we’ve experienced in our business are transitory and we expect to see improvement in our consolidated business as we progress through 2016. Going forward, our team remains focused on regaining momentum in Fresh Frozen and better meeting customer demand through increased Boulder Canyon capacity. We believe we have the right long-term strategy in place to achieve increased distribution and volume growth across our frozen and snack brand portfolios.”

Fourth Quarter Fiscal 2015

Consolidated net revenues decreased 6.9% to $68.7 million, compared to $73.7 million in the prior year. Snack segment net revenues were consistent with the prior year and frozen segment net revenues decreased 11.3% primarily due to the Jefferson, Georgia voluntary product recall. Excluding the Fresh Frozen business, consolidated net revenues decreased 2.0% and the frozen segment net revenues decreased 4.2% largely attributable to a decrease in frozen beverage sales.

Gross profit decreased $7.9 million to $7.3 million, or 10.7% as a percentage of net revenues, compared to $15.2 million, or 20.6% as a percentage of net revenues, in the fourth quarter of 2014.  This was attributable to a gross profit decline of $6.3 million and $1.6 million in the Company’s frozen and snack segments, respectively.

Selling, general and administrative (“SG&A”) expenses were $9.0 million for the fourth quarter of 2015, compared to $9.2 million in the prior year, a decrease of 2.6% and as a percentage of net revenues, increased 50 basis points to 13.0%.

Interest expense was $2.9 million for the fourth quarter of 2015 compared to $0.7 million in the prior year as a result of increased borrowings, along with $0.6 million associated with borrowing under the bridge loan directly attributed to the Company’s voluntary product recall and debt extinguishment costs of $0.6 million.

Net loss was $(2.5) million, or $(0.13) loss per share, for the fourth quarter of 2015, compared to net income of $3.4 million, or $0.17 diluted earnings per share, for the prior year.  Excluding the costs associated with the product recall*, the bridge loan and debt extinguishment costs, adjusted net loss* was $(1.6) million, or $(0.08) loss per share, for the fourth quarter of 2015, compared to adjusted net income* of $3.4 million, or $0.17 diluted earnings per share, for the fourth quarter of 2014.

Net loss and adjusted net loss* have not been adjusted for the negative impact to earnings associated with Fresh Frozen recall sales interruptions of approximately $1.2 million, pre-tax, and the higher kettle chip production costs of $1.2 million, pre-tax, as a result of using outsourced production capabilities in order to meet demand. Furthermore, as a result of the Company’s need for additional borrowings, excluding the bridge loan and debt extinguishment costs, interest expense increased $1.0 million, pre-tax.

Excluding the cost of revenues associated with the voluntary product recall of $0.4 million pre-tax, adjusted EBITDA* was $0.6 million, for the fourth quarter of 2015, compared to $8.0 million in the prior year period.

Fiscal 2015

Consolidated net revenues decreased 1.1% to $282.6 million for the year ended December 26, 2015, compared to $285.7 million in the prior year. An increase of 8.7% in snack segment net revenues was partially offset by a 6.9% decrease in frozen segment net revenues.  Excluding the Fresh Frozen business since the product recall, consolidated net revenues increased 5.9% and the frozen segment net revenues increased 3.6%.

Interest expense was $6.3 million for the year ended December 26, 2015 compared to $2.6 million in the prior year as a result of increased borrowings, along with $1.5 million associated with borrowing under the bridge loan directly attributed to the Company’s product recall and debt extinguishment costs of $0.6 million.

Net loss was $(20.8) million, or $(1.06) loss per share, for the fiscal 2015, compared to net income of $10.6 million, or $0.53 diluted earnings per share, in the prior year.  Excluding the costs of the product recall, related recall insurance recovery, the impairment of the intangible, the bridge loan and debt extinguishment costs, adjusted net loss* was $(1.4) million, or $(0.07) loss per share, for fiscal 2015, compared to adjusted net income* of $9.3 million, or $0.47 diluted earnings per share, in the prior year.

Net loss and adjusted net loss* have not been adjusted for the negative impact to earnings associated with Fresh Frozen recall sales interruptions of approximately $3.9 million, pre-tax, and the higher kettle chip production costs of $4.3 million, pre-tax, as a result of using outsourced production capabilities in order to meet demand. Furthermore, as a result of the Company’s need for additional borrowings, excluding the bridge loan and debt extinguishment costs, interest expense increased $1.6 million, pre-tax.

Adjusted EBITDA* was $9.6 million for the fiscal 2015, compared to $24.9 million in the prior year and includes the following adjustments:

2015

•                              Add back $21.3 million, pre-tax, of cost of revenues for recall-related disposal costs of inventory at the Company’s facilities and product returns and fees from consumers and customers, as well as increased co-packing costs related to the Fresh Frozen business

•                              Add back $2.2 million, pre-tax, of SG&A expenses related to incremental professional fees related to the product recall

•                              Subtract $4.2 million, pre-tax, from cost of revenues for recall related insurance recoveries

•                              Add back $9.3 million, pre-tax, of intangible impairment expense

2014

•                              Subtract $2.7 million, pre-tax, from SG&A expenses for contingent consideration adjustment related to the Fresh Frozen acquisition

•                              Add back $0.4 million, pre-tax, of SG&A expenses related to the Jamba litigation settlement

•                              Add back $0.3 million, pre-tax, of SG&A expenses related to the secondary offering

Segment Review

The Company has two reportable segments: frozen and snack. The frozen product segment includes frozen fruits, vegetables, beverages and desserts, for sale primarily to groceries, club stores and mass merchandisers. The snack segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, cereal and extruded product for sale primarily to snack food distributors and retailers.

Frozen Segment: Net revenues for the fourth quarter of 2015 decreased 11.3% to $40.5 million, compared to $45.6 million in the prior year period, reflecting reduced sales of the Company’s frozen vegetable products as a result of the voluntary product recall.  Excluding the Fresh Frozen business, net revenues for the fourth quarter of 2015 decreased 4.2%.  Gross profit for the fourth quarter of 2015 was $3.2 million. Excluding the costs associated with the Fresh Frozen product recall, gross profit was $3.6 million, compared to $9.5 million in the prior year period, and gross profit as a percentage of net revenues was 8.8%, compared to 20.9% in the prior year period.

Net revenues for the year ended December 26, 2015 were $167.2 million, a decrease of 6.9%, from $179.5 million in the prior year period. Excluding the Fresh Frozen business since the voluntary product recall, net revenues for fiscal 2015 increased 3.6%.  Gross profit for the year ended December 26, 2015 was $2.7 million. Excluding the costs associated with the Fresh Frozen product recall, gross profit for fiscal 2015 was $19.9 million, compared to $32.3 million in the prior year and gross profit as a percentage of net revenues was 11.9%, compared to 18.0% in the prior year.

Snack Segment: Net revenues during the fourth quarter were consistent with the prior year  at $28.2 million, reflecting increased sales of premium private label products and T.G.I. Friday’s, offset by decreased sales in co-pack products and Boulder Canyon, as a result of manufacturing capacity limitations that resulted in the proactive decision to reduce promotional activity.  Gross profit was $4.1 million, compared to $5.6 million in the prior year. Gross profit as a percentage of net revenues was 14.4%, compared to 20.0% in the prior year, primarily as a result of $1.2 million of increased costs to produce certain kettle chips due to capacity constraints at the Company’s Goodyear, Arizona facility.

Net revenues during the year ended December 26, 2015 were $115.4 million, an increase of 8.7% from $106.1 million in the prior year. Gross profit for the year ended December 26, 2015 was $17.6 million, compared to $20.8 million in the prior year. Gross profit as a percentage of revenue decreased to 15.3% compared to 19.6% in the prior year, primarily as a result of $4.3 million of increased costs to produce certain kettle chips due to capacity constraints at the Company’s Goodyear, Arizona facility.

*Please see the tabular reconciliations of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP terms EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted diluted earnings per share to the most comparable GAAP financial measures.

Conference Call

The Company will hold an investor conference call today, Thursday, March 3, 2016, at 5:00 p.m. ET. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848; the conference ID is 34429378. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Seattle’s Best Coffee®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Fresh Frozen™ and Bob’s Texas Style® and Sin In A Tin®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact

Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to improve its consolidated business through 2016, regain momentum in Fresh Frozen, increase Boulder Canyon capacity, and increase distribution and volume growth across its frozen and snack brand portfolios.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarters Ended		Year Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Net revenues	$68,664	$73,746	$282,558	$285,663
Cost of revenues	61,352	58,570	262,221	232,542
Gross profit	7,312	15,176	20,337	53,121
Selling, general & administrative expenses	8,957	9,196	37,559	34,188
Impairment of intangible asset	—	—	9,277	—
Operating income (loss)	(1,645)	5,980	(26,499)	18,933
Interest expense, net	2,930	704	6,330	2,604
Income (loss) before income taxes	(4,575)	5,276	(32,829)	16,329
Income tax (benefit) expense	(2,115)	1,868	(12,046)	5,768
Net income (loss)	$(2,460)	$3,408	$(20,783)	$10,561

Earnings (loss) per common share:
Basic	$(0.13)	$0.17	$(1.06)	$0.54
Diluted	$(0.13)	$0.17	$(1.06)	$0.53

Weighted average number of common shares:
Basic	19,610	19,564	19,588	19,500
Diluted	19,610	20,062	19,588	19,900

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December26, 2015	December 27, 2014

Assets
Current assets:
Cash and cash equivalents	$2,319	$495
Accounts receivable, net allowance	19,928	22,420
Inventories	81,807	65,216
Deferred income tax asset	3,788	1,228
Other current assets	6,262	1,220
Total current assets	114,104	90,579

Property and equipment, net	59,963	55,200
Goodwill	23,286	23,286
Trademarks and other intangibles, net	14,718	24,543
Other assets	6,375	1,702
Total assets	$218,446	$195,310

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$35,983	$15,533
Accrued liabilities	8,629	12,978
Current portion of long-term debt	1,826	7,041
Total current liabilities	46,438	35,552

Long-term debt, less current portion	88,713	59,218
Line of credit	25,951	18,802
Deferred income tax liability	2,560	6,869
Interest rate swaps	—	349
Other liabilities	2,296	2,554
Total liabilities	165,958	123,344

Shareholders’ equity:
Common stock	200	200
Additional paid-in capital	34,271	33,100
Accumulated other comprehensive loss	—	(134)
Retained earnings	18,488	39,271
	52,959	72,437

Less: treasury stock	(471)	(471)
Total shareholders’ equity	52,488	71,966
Total liabilities and shareholders’ equity	$218,446	$195,310

INVENTURE FOODS, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Quarters Ended		Year Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Reconciliation — EBITDA (1):
Reported net income (loss)	$(2,460)	$3,408	$(20,783)	$10,561
Add back: Interest, net	2,930	704	6,330	2,604
Add back: Income tax (benefit) expense	(2,115)	1,868	(12,046)	5,768
Add back: Depreciation	1,749	1,741	6,958	6,683
Add back: Amortization of intangible assets	82	301	548	1,204
EBITDA(1)	$186	$8,022	$(18,993)	$26,820
Adjustments:
Add back: Product recall costs	417	—	23,488	—
Subtract: Product recall insurance recovery	—	—	(4,172)	—
Add back: Impairment of intangible asset	—	—	9,277	—
Subtract: Fresh Frozen contingent consideration adjustment	—	—	—	(2,653)
Add back: Jamba litigation settlement	—	—	—	435
Add back: Offering costs	—	—	—	326
Adjusted EBITDA(1)	$603	$8,022	$9,600	$24,928

INVENTURE FOODS, INC. AND SUBSIDIARIES

ITEMS AFFECTING COMPARABILITY — RECONCILIATION OF ADJUSTED INFORMATION TO GAAP INFORMATION

(in thousands)

(unaudited)

	Quarters Ended		Year Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Reported net income (loss)	$(2,460)	$3,408	$(20,783)	$10,561
Product recall costs, net of tax	225	—	14,869	—
Product recall insurance recovery, net of tax	—	—	(2,641)	—
Impairment of intangible asset, net of tax	—	—	5,873	—
Debt Extinguishment, net of tax	327	—	385	—
Bridge Loan Costs, net of tax	322	—	934	—
Fresh Frozen contingent consideration adjustment, net of tax	—	—	—	(1,716)
Jamba litigation settlement, net of tax	—	—	—	285
Offering costs, net of tax	—	—	—	213
Adjusted net income (loss)(2)	$(1,586)	$3,408	$(1,363)	$9,343
Adjusted diluted earnings (loss) per share(2)	$(0.08)	$0.17	$(0.07)	$0.47

(1)  EBITDA is defined as net income (loss) with net interest expense, income taxes, depreciation and amortization added back. We further adjust EBITDA to exclude the 2015 Fresh Frozen product recall costs and related insurance recoveries and the impairment of intangible asset, and the 2014 Fresh Frozen Foods contingent consideration adjustment, the Jamba litigation settlement and the secondary offering costs, which are not related to our core business to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. We present adjusted EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and it provides an overall evaluation of our financial condition. We include adjusted EBITDA in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  Adjusted EBITDA has certain inherent limitations as an analytical tool and should not be used in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity.  Further, EBITDA may not be comparable to similarly titled measures used by other companies.

(2)  Adjusted net income (loss) and adjusted diluted earnings per share permit a comparative assessment of our net income (loss) and diluted earnings (loss) per share by excluding the 2015 Fresh Frozen product recall costs, related insurance recoveries, the impairment of intangible asset, bridge loan costs and debt extinguishment costs.  The 2014 period excludes the 2014 Fresh Frozen Foods contingent consideration adjustment, the Jamba litigation settlement and the secondary offering costs to make a more meaningful comparison of our operating performance.